UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K/A
Amendment No. 1

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 8, 2025

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Knight-Swift Transportation Holdings Inc.

(Exact name of registrant as specified in its charter)
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Delaware	001-35007	20-5589597
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2002 West Wahalla Lane
Phoenix, Arizona 85027
(Address of principal executive offices and zip code)
(602) 269-2000
(Registrant's telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock $0.01 Par Value	KNX	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company                                                ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Explanatory note
This Amendment No. 1 on Form 8-K/A (this "Form 8-K/A") is an amendment to the Current Report on Form 8-K of Knight-Swift Transportation Holdings Inc. (the "Company"), filed on July 14, 2025 (the "Original Form 8-K"). Following the initial filing of the Original Form 8-K, the Company discovered that the wrong item was inadvertently tagged in the submission (Item 2.02 rather than Item 1.02). The Company is amending the Original Form 8-K to include the correct item tag. No disclosure in the Original Form 8-K is changed as a result of this filing.

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On July 8, 2025 (the "Closing Date"), Knight-Swift Transportation Holdings Inc. (the "Company") entered into a $2.5 billion unsecured credit facility with the lenders thereto, Bank of America, N.A. as Administrative Agent, Swingline Lender, and Issuing Lender and PNC Capital Markets, LLC and Wells Fargo Bank, National Association as Co-Syndication Agents (the "2025 Debt Agreement"), replacing the Company's previous $2.3 billion unsecured credit facility (the "2021 Debt Agreement") and the Company’s previous $250 million unsecured term loan (the “2023 Term Loan”). The 2025 Debt Agreement includes the following facilities:
•$1.5 billion revolving line of credit (the "2025 Revolver"), $672.0 million of which was drawn upon the Closing Date, maturing July 8, 2030
•$700.0 million term loan (the "2025 Term Loan A-1"), maturing July 8, 2030
•$300.0 million term loan (the "2025 Term Loan A-2"), maturing January 8, 2027
There are no scheduled principal payments due on the 2025 Revolver, or the 2025 Term Loan A-2 until the respective maturity dates noted above. For the 2025 Term Loan A-1, scheduled principal payments commence on September 30, 2028, payable in equal quarterly installments of $8.8 million, with the remaining outstanding balance due at the final maturity date on July 8, 2030. The interest rates applicable to the 2025 Debt Agreement are subject to leverage-based grids and as of the Closing Date were equal to the Secured Overnight Financing Rate ("SOFR") plus 1.55% for the 2025 Revolver and 2025 Term Loan A-1 and SOFR plus 1.425% for the 2025 Term Loan A-2.
The remaining terms of the 2025 Debt Agreement are substantially similar to those of the 2021 Debt Agreement and include certain financial covenants with respect to a maximum consolidated net leverage ratio and a minimum consolidated interest coverage ratio, usual and customary events of default for a facility of this nature which provide that, upon the occurrence and continuation of an event of default, payment of all amounts payable under the 2025 Debt Agreement may be accelerated, and the lenders' commitments may be terminated, and certain usual and customary restrictions and covenants relating to, among other things, dividends (which would be restricted only if a default or event of default had occurred and was continuing or would result therefrom), liens, affiliate transactions, and other indebtedness.
The foregoing description of the 2025 Debt Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the 2025 Debt Agreement, which will be filed with the Company's Form 10-Q for the quarter ended September 30, 2025.

ITEM 1.02	TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT
Concurrently with entering into the 2025 Debt Agreement on the Closing Date, the Company paid off and terminated the 2021 Debt Agreement and the 2023 Term Loan.
The 2021 Debt Agreement was by and among the Company as the borrower, the lenders party thereto, Bank of America, N.A. as Administrative Agent, Swingline Lender and Issuing Lender, and PNC Bank National Association and Wells Fargo Bank, National Association as Co-Syndication Agents. The 2021 Debt Agreement included a $1.1 billion revolving credit facility (of which $312.0 million face value was outstanding as of the Closing Date), an $800.0 million term loan (of which $760.0 million face amount was outstanding as of the Closing Date) and a $350.0 million term loan, which were each scheduled to mature on September 3, 2026.
On the Closing Date, there was $250.0 million outstanding under the 2023 Term Loan, an agreement that was by and among the Company as the borrower, the lenders party thereto, Bank of America, N.A. as Administrative Agent, and PNC Bank National Association and Wells Fargo Bank, National Association as Co-Syndication Agents. The 2023 Term Loan was scheduled to mature on September 3, 2026.
Upon the Closing Date, proceeds from the 2025 Term Loans A-1 and A-2, $672.0 million drawn under the 2025 Revolver, and $8.4 million of cash on hand were used to pay off the then-outstanding balances and accrued interest and fees under the 2021 Debt Agreement and the 2023 Term Loan, as well as certain transaction fees and expenses associated with the 2025 Debt Agreement.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT
The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Knight-Swift Transportation Holdings Inc.
(Registrant)

Date:	July 21, 2025	/s/ Andrew Hess
Andrew Hess
Chief Financial Officer